Form N-SAR,
Sub-Item 77Q1(a)

Copies of any material amendments
to the registrants charter


Nuveen Insured Tax-Free Advantage Municipal Fund
333-100320, 811-21213


An Amendment to the Registrants charter, the Amendment and Restatement of
Statement Establishing and Fixing the Rights and
Preferences of Municipal Auction Rate Cumulative
Preferred Shares dated October 12, 2009was filed as
Exhibit A.2 to the Registrants N-2 filing on November
12, 2009, Accession No. 0001193125-09-232701.